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                                                                 Exhibit 10 (b)
                              EMPLOYMENT AGREEMENT


               This EMPLOYMENT AGREEMENT (the "Agreement"), made in the City of Plano and the State of Texas, dated as of the first day of August, 1999, between J. C. Penney Company, Inc., a Delaware corporation (hereinafter called the "Employer"), and Vanessa Castagna (hereinafter called the "Employee").

     1.     Employment, Position and Duties
            _______________________________

          1.1 The Employer hereby agrees to employ Employee and the Employee hereby agrees to undertake employment with the Employer upon the terms and conditions herein set forth.

          1.2 During the Term (as hereafter defined), the Employee will serve in the position of Executive Vice President and Chief Operating Officer of JCPenney Stores, Catalog and Merchandising. Employee shall faithfully and in conformity with the directions of the Board of Directors of the Employer (the "Board") or its delegate perform the duties of her employment and shall devote to the performance of such duties her full time and attention.

     2    Term of Employment.  Employee's term of employment under this
          __________________
          Agreement will commence on August 1, 1999 (the "Start Date") and, subject to the provisions of this Agreement, will terminate on the earlier of (i) the fifth anniversary of the Start Date or (ii) termination of Employee's employment pursuant to Section 7 of this Agreement (the "Termination Date"). Notwithstanding the termination date provided in the previous sentence, the term of this Agreement may be extended by agreement of the parties.

     3     Compensation
           ____________

          3.1     Salary.     In consideration of her services during the Term,
                  ______
          the Employer shall pay the Employee cash compensation at an annual rate of $550,000 ("Base Salary"). Employee's Base Salary shall be subject to such increases as may be approved by the Personnel and Compensation Committee of the Board (the "Committee") or its delegate.

          3.2     Annual Incentive Compensation.     Employee shall be eligible
                  _____________________________
          to participate in the 1989 Management Incentive Compensation Plan (the "Comp Plan"). Employee's annual target incentive shall be 48% of Base Salary unless changed by the Committee; provided however that Employee's annual incentive award for the 1999 and 2000 fiscal year will be not less than 48% of Base Salary, which amount for 1999 shall be prorated to reflect Employee's actual period of service during 1999 after the Start Date. If the Committee authorizes any annual cash incentive program or approves any other annual management incentive program or arrangement, Employee will be eligible to participate in such plan, program, or arrangement on terms commensurate with Employee's position and level of responsibility.

          3.3     Long-Term Incentive Compensation.     Employee shall be
                  ________________________________
          eligible to participate in the EVA Performance Plan (the "EVAPP"). Employee's annual target

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          participation will be at a level of 23.5% of
          Employee's Base Salary plus annual incentive at 48% of Base Salary ("Total Earnings"), unless changed by the Committee; provided however, that Employee's long term incentive award to be credited to her EVAPP Bonus Bank for the 1999 and 2000 fiscal year will be not less than 23.5% of her Total Earnings, which amount for 1999 shall be prorated to reflect Employee's actual period of service during 1999 (Total Earnings plus EVAPP target at $1.00 per unit is defined as "Grand Total Earnings"). If the Committee authorizes any long-term incentive compensation plan, program, or arrangement, Employee will be eligible to participate in such plan, program, or arrangement on terms commensurate with her position and level of responsibility.

          3.4     Supplemental Cash Payment     Employee shall be entitled to
                  _________________________
          receive a supplemental cash payment of $2,000,000. This supplemental cash payment shall be payable in three installments as specified below, provided that Employee remains employed on each date of payment subject to Section 7. The supplemental cash payment shall be payable as follows: $800,000 upon the completion of an initial period of employment from Start Date to September 3, 1999, $600,000 on the first anniversary of the Start Date, and $600,000 on the second anniversary of the Start Date.

     4     Expenses.     During the Term the Employee shall be allowed
           _________
     reimbursement of reasonable expenses necessary for the performance of her duties in accordance with the policies of the Employer.

     5    Restricted Stock and Stock Options.
          __________________________________

          5.1 The Employer will grant to the Employee on the Start Date 43,000 shares of the Employer's common stock (the "Restricted Stock"). The Restricted Stock will be held in escrow and will be subject to forfeiture upon the termination of Employee's employment for any reason (subject to Section 7); provided however, that on the third, fifth, and tenth anniversary of the Start Date 14,333, 14,333, and 14,334 (respectively) shares of Restricted Stock will no longer be subject to forfeiture and will be released from escrow.

          5.2 The Employer will grant to Employee on the Start Date 1,000 restricted stock units. The units will vest three years after the grant date provided the Employee remains employed by the Employer (subject to Section 7) on that date. Upon vesting, distribution of the stock units will be made in shares of J. C. Penney common stock with no restrictions on the vested shares.

          5.3 The Employer will grant to Employee, on the Start Date, an option to purchase 57,000 shares of Employer's common stock. The option will have a ten-year term and an exercise price equal to the fair market value on the Start Date as defined in the 1997 Equity Compensation Plan (mean of the high and low sales prices on July 30 and August 2). The option will be exercisable on the third anniversary of the Start Date, provided the Employee remains employed by the Employer (subject to Section 7) on that date.

          5.4 The Employer will grant to the Employee, on the Start Date, an option to purchase 150,000 shares of Employer's common stock. The option will have a ten-year term and an exercise price equal to the fair market value on the Start Date as defined in the 1997 Equity Compensation Plan (mean of the high and low sales prices on July 30 and August 2). The option will vest at the rate of 20% per year; beginning on the first anniversary of the Start Date, provided the Employee remains employed by the Employer (subject to Section 7) on each date. Vesting may be accelerated if the actual results for the fiscal year immediately
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          preceding the vesting date exceed Plan (as determined under the Comp
          Plan for all elements of Employee's responsibility) according to the following schedule:

          Exceed plan up to 1%                   30% vesting
          Exceed Plan more than 1% up to 2%      40% vesting
          Exceed Plan more than 2%               50% vesting
          Total vesting percentage cannot exceed 100%

          5.5 The grants of shares of Restricted Stock and Options will be made pursuant to and subject to the terms, conditions, and restrictions in the Employer's 1997 Equity Plan, as amended. The definitive terms of the grants will be set forth in agreements to be provided to Employee promptly after the Start Date.

     6     Employee Benefits.
           __________________
          6.1 During the Term, Employer will provide Employee and her eligible dependents, subject to the terms and conditions of the applicable plans, participation in all Employer sponsored employee benefit plans. For 1999, the Employee is entitled to three weeks of vacation. For the remainder of the Term, the Employee is entitled to five weeks of vacation.

          6.2 For the period from the Start Date until the Employee becomes eligible for the Employer's Health Care Plan, the Employer will reimburse the Employee for the difference between the COBRA premium charged by her former employer and the premium amount she paid while an active employee of her former employer.

          6.3 Employee shall be eligible to participate in the Employer's Mirror Plan III. She will be given an opportunity to elect to defer compensation under that Plan during August, 1999 for compensation to be paid September through December, 1999; and during December, 1999, for compensation to be paid in 2000.

     7     Termination of Employment
           _________________________

     The termination of the Employee's employment will be governed by the following provisions:

          7.1     Death.          In the event of the Employee's death during
                  _____
          the Term, the Employer will pay to the Employee's beneficiaries or estate, as appropriate, as soon as practicable after the Executive's
          death, (I)     unpaid Base Salary to the date of death to which the
          Employee is entitled and any unpaid vacation, (the "Compensation Payments"), (ii) the target bonus (at $1.00 per unit) for the Comp Plan and EVAPP for the fiscal year in which the Employee's death occurs, prorated for the actual period of service for that fiscal year, (the "Prorated Bonus"), (iii) any unpaid portion of the Supplemental Cash Payment and (iv) any other death benefits payable under any employee benefit or compensation plan that is maintained by the Employer for the Employee's benefit. Any unvested Stock Options will vest upon her death and her beneficiary will have the earlier of five years or the original expiration date of the Option to exercise all outstanding Options. All restrictions on Restricted Stock will be removed upon her death. Unless otherwise stated in this Agreement, this Section 7.1

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          will not limit the entitlement of the Employee's
          estate or beneficiaries to any death or other benefits then available to the Employee under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by the Employer for the Employee's benefit.

          7.2     Permanent Disability     If the Employee becomes totally and
                  ____________________
          permanently disabled (as defined in the Employer's Long-Term Disability Plan) during the Term, the Employer or Employee may terminate the Employee's employment on written notice thereof in accordance with Section 12.5, and the Employer will provide to the Employee as soon as practicable: (i) amounts payable pursuant to the terms of any applicable disability plan or program, (ii) the Prorated Bonus, (iii) the Compensation Payments, (iv) any unpaid portion of the Supplemental Cash Payment, and (v) such payments under applicable plans and programs, to which the Employee is entitled pursuant to the terms of such plans or programs. Any unvested Stock Options will vest upon her disability and she will have the earlier of five years or the original expiration date of the Option to exercise all outstanding Options. All restrictions on Restricted Stock will be removed upon her disability.

          7.3     Voluntary Termination by Employee; Discharge for Cause
                  _______________________________________________________
          (i) In the event that during the Term the Employee's employment is terminated:

          *    by the Employer for Cause (as defined below) or
          * by the Employee unless for Good Reason (as defined in Section 7.4) or unless as a result of the Employee's death or disability,

          The Company will pay the Compensation Payments as soon as practicable to the Employee and the Employee will be entitled to no other compensation, except as otherwise due her under applicable law or the terms of any applicable plan or program. Employee will not be entitled to the payment of any bonus in respect of all or any portion of the fiscal year in which such termination occurs.

          (ii) For purposes of this Agreement, the Employer will have "Cause" to terminate the Employee's employment upon a finding that (a) the Employee has been convicted by a court of competent jurisdiction of the commission of a felony, (b) the Employee has committed a serious breach of the Employer's Statement of Business Ethics, or (c) the Employee materially breached any of the express covenants set forth in
          Section 10.1 or 10.3.

          7.4  Involuntary Termination
               _______________________

               (i) In any case of involuntary termination under this section, Employee will be entitled to payment as described in Section 7.5.
               (ii) During the Term, the Employee's employment may be terminated by the Employer for any reason other than for Cause by delivery in accordance with Section 12.5 to the Employee of a notice of termination. The Employee will be treated for the purposes of this Agreement as having been involuntarily terminated other than for Cause if, during the Term the Employee terminates her employment with the Employer prior to termination for Cause for any of the following reasons (each, a "Good

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                    Reason"): without the Employee's written
                    consent, (a) the Employer has breached any material provision of this Agreement and within 30 days after notice thereof from the Employee, the Employer fails to cure such breach; or (b) a successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer fails to assume liability under the Agreement.

          7.5  Termination Payments and Benefits
               _________________________________

               (i)  Form and Amount.  Upon the Employee's involuntary
                    _______________
                    termination other than for Cause; (a) the Employer will pay or provide as soon as practicable to the Employee (1) the Prorated Bonus, (2) the Compensation Payments, (3) such payments under applicable plans or programs to which the Employee is entitled pursuant to the terms of such plans and programs, (4) a payment equal to two times Grand Total Earnings, (5) for 24 months (the "Continuation Period") the continuation of employee welfare benefits set forth in
                    Section 6 except as offset by benefits paid or provided by other sources as set forth in Section 8, or as prohibited by law, and (6) outplacement services by a firm selected by the Employee at the expense of the Employer, in an amount up to $30,000, and (b) notwithstanding any provision to the contrary in the applicable award agreement or in any plan,
                    (i) all restrictions pertaining to the shares of Restricted Stock will lapse, (ii) all Options granted shall become vested and fully exercisable, and (iii) any portion of the Supplemental Cash Payment not yet paid will be paid. For purposes of determining the period of continuation coverage to which the Employee or any of her dependents is entitled under section 4980B of the Internal Revenue Code of 1986, as amended, (or any successor provision thereto), under any group health plan maintained by the Employer or its affiliates, the Employee will be deemed to have remained employed until the end of the Continuation Period.

               (ii) Time and Manner of Payment.  The cash amounts due to the
                    __________________________
                    Employee pursuant to Section 7.5(i)(a) will be paid by the Employer within 20 business days after the Employee's Termination Date by check payable to the order of the Employee or by wire transfer to an account specified by the Employee; provided however, that any earned bonus included in the Compensation Payment and any payment due under
                    Section 7.5(i)(a)(3) will be paid in accordance with the terms of the applicable plan or program.

               (iii)     Maintenance of Benefits.  During the Continuation
                         ________________________
                         Period, the Employer will use its best efforts to maintain in full force and effect for the continued benefit of the Employee all benefits referenced in
                         Section 7.5(i)(a)(3) or will arrange to make available to the Employee benefits substantially similar to those that the Employee would otherwise have been entitled to receive if her employment had not been terminated.
                         Such benefits will be provided on the same terms and conditions

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                         (including employee contributions toward the
                         premium payments) under which the Employee was entitled to participate immediately prior to her termination.

               (iv) Forfeiture.  Notwithstanding the foregoing provisions of
                    __________
                    Section 7.5, any right of the Employee to receive termination payments and benefits under Section 7.5 will be forfeited to the extent of any amounts payable or benefits to be provided after a material breach of the covenants set forth in Section 10.1, 10.2, or 10.3.

               7.6  Nonduplication of Benefits.  To the extent, and only to the
                    _____________________________
                    extent, a payment or benefit that is paid or provided under this Section 7 would also be paid or provided under the terms of any applicable plan, program, or arrangement, including, without limitation, any severance program, such applicable plan, program, agreement or arrangement will be deemed to have been satisfied by the payment made or benefit provided under this Agreement.

     8    Mitigation and Offset.  The Employee is under no obligation to
          ______________________
          mitigate damages or the amount of any payment or benefit provided for hereunder by seeking other employment or otherwise; no amounts earned by the Employee after her termination date, whether from self-employment, as common law employee, or otherwise, will reduce the amount of any payment or benefit under any provision of this Agreement; provided however, the Employee's coverage under the Employer's welfare benefits as provided in Section 7.5(i)(a)(3) will terminate as soon as the Employee becomes covered under any comparable employee benefit plan made available by another employer and covering the same type of benefits. The Employee will report to the Employer any such benefits actually earned or received by her.

     9    Change-In Control Provisions.
          _____________________________

               9.1 The Employee will be offered any and all change in control protections found in any plan, program or agreement maintained by the Employer as of the Start Date or as adopted at a subsequent date during the Term.

               9.2  If the Employee becomes entitled to payments under Section
                    7.5 because of a change in control of the Employer and it is determined that those payments would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed on the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the excise tax imposed on the payments.

               9.3 The agreements evidencing the grants of the shares of Restricted Stock and the Options will provide that upon the occurrence of a Change in Control (as defined in the agreements), all restrictions pertaining to the shares of Restricted Stock will lapse and all of the Options will become fully vested and exercisable.

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          10   Covenants
               _________

               10.1 Confidentiality.  During the Term, the Employer agrees that
                    _______________
                    it will disclose to Employee its confidential or proprietary information to the extent necessary for Employee to carry out her obligations under this Agreement. The Employee hereby covenants and agrees that she will not, without the prior written consent of the Employer, during the Term or thereafter disclose to any person not employed by the Employer, or use in connection with engaging in competition with the Employer, any confidential or proprietary information of the Employer.

               10.2 Nonsolicitation.  The Employee hereby covenants and agrees
                    ________________
                    that during the Term and for two years thereafter, she will not, without the prior written consent of the Employer, on her own behalf or on the behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of Employer or its affiliates to give up, or to not commence, employment or a business relationship with the Employer.

               10.3 Noncompetition.  It is recognized by the Employee and
                    _______________
                    Employer that the Employee's duties hereunder will entail the receipt of trade secrets and confidential information, which include not only information concerning the Employer's current operations, procedures, suppliers, and other contacts, but also its short-range and long-range plans, and that such trade secrets and confidential information has been developed by the Employer and its affiliates at substantial cost and constitute valuable and unique property of the Employer. Accordingly, the Employee acknowledges that the foregoing makes it reasonably necessary for the protection of the Employer's business interests that the Employee not compete with the Employer or any of its affiliates during the Term and for a reasonable and limited period thereafter. Therefor, during the Term and for a period of one year thereafter, the Employee shall not acquire an additional direct investment of $100,000 or more in a Competing Business (as hereinafter defined) and shall not render personal services to any such Competing Business in any manner, including, without limitation, as owner, partner, director, trustee, officer, employee, consultant, or advisor thereof.

                    If the Employee shall breach the covenants contained in this
                    Section 10, the Employer shall have no further obligation to make any payment to the Employee pursuant to this Agreement and may recover from the Employee all such damages as it may be entitled to at law or in equity. In addition, the Employee acknowledges that any such breach is likely to result in immediate and irreparable harm to the Employer for which money damages are likely to be inadequate. Accordingly, the Employee consents to injunctive and other appropriate equitable relief upon the institution of proceedings therefor by the Employer in order to protect Employer's rights hereunder.

                    As used in this Agreement, the term "Competing Business" shall mean any business which:

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                    (a)  at the time of the determination, is substantially
                         similar to the whole or a substantial part of the business conducted by the Employer or any of its divisions or affiliates;
                    (b) at the time of determination, is operating a store or stores which, during its or their fiscal year preceding the determination, had aggregate net sales, including sales in leased and licensed departments, in excess of $250,000,000, if such store or any of such stores is or are located in a city or within a radius of 25 miles from the outer limits of a city where the Employer, or any of its division's or affiliates, is operating a store or stores which, during its or their fiscal year preceding the determination, had aggregate net sales, including sales in leased and licensed departments, in excess of $250,000,000; and
                    (c) had aggregate net sales at all its locations, including sales in leased and licensed departments and sales by its divisions and affiliates, during its fiscal year preceding that in which the Employee made such an investment therein, or first rendered personal services thereto, in excess of $500,000,000.

          11   Survival.  The expiration or termination of the Term will not
               _________
               impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, the Employee's covenants contained in Section 10 and 12.1 and the Employer's obligations under Section 7 and 12.1 will survive the expiration or termination of Employee's employment.

          12   Miscellaneous Provisions.
               _________________________

               12.1 Dispute Resolution.  Any dispute between the parties under
                    __________________
                    this Agreement will be resolved (except as provided below) through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association (located in the city in which the Employer's principal executive offices are based) and the arbitration will be conducted in that location under the rules of said Association. Each party will be entitled to present evidence and argument to the arbitrator. The arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator will give written notice to the parties stating his or their determination, and will furnish to each party a signed copy of such determination. The expenses of arbitration will be borne equally by the Employer and Employee or as the arbitrator otherwise equitably determines. Notwithstanding the foregoing, the Employer will not be required to seek or participate in arbitration regarding any breach of the Employee's covenants in Section 10, but may pursue its remedies for such breach in a court of competent jurisdiction in the city in which the Employer's principal executive offices are based. Any arbitration or action pursuant to this Section 12.1 will be

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                    governed by and construed in accordance with the substantive laws of the State of Texas, without giving effect to the principles of conflict of laws of such State.

               12.2 Binding on Successors; Assignment.  This Agreement will be
                    _________________________________
                    binding upon and inure to the benefit of the Employer, Employee and each of their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable; provided however, that neither this Agreement nor any rights or obligations hereunder will be assignable or otherwise subject to hypothecation by Employee (except by will or by operation of the laws of intestate succession) or by the Employer, except that the Employer may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Employer, if such successor expressly agrees to assume the obligations of the Employer hereunder.

               12.3 Governing Law.  This Agreement will be governed, construed,
                    _____________
                    interpreted, and enforced in accordance with the substantive law of the State of Texas, without regard to conflicts of laws principles.

               12.4 Severability.  Any provision of this Agreement that is
                    ____________
                    deemed invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective, to the extent of such invalidity, illegality or unenforceability, without effecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

               12.5 Notices.  For all purposes of this Agreement, all
                    _______
                    communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed to the Employer at its principal executive office and to the Employee at her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address will be effective only upon receipt.

               12.6 Entire Agreement.  The terms of this Agreement are intended
                    ________________
                    by the parties to be the final expression of their Agreement with respect to the Employee's employment and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement will constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceedings to vary the terms of this Agreement.

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               12.7 Amendments; Waivers.  This Agreement may not be modified,
                    ____________________
                    amended, or terminated except by an instrument in writing, approved by the Employer and signed by the Employee and the Employer. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Employee or Employer may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.


          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.



          /s/ James E. Oesterreicher
          ___________________________________
          J. C. Penney Co., Inc.
          By James E. Oesterreicher
          Its Chairman and Chief Executive Officer








          /s/ Vanessa Castagna
          ________________________________
          Vanessa Castagna